Calculation of Filing Fee Tables
S-8
MYRIAD GENETICS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.01 per share	Other	6,500,000	$ 4.115	$ 26,747,500.00	0.0001531	$ 4,095.04
Total Offering Amounts:						$ 26,747,500.00		$ 4,095.04
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,095.04
Offering Note
[1]	Note 1 a - Fee Calculation Rule: 457(c) and 457(h) Note 1 b - Amount Registered: Represents shares of common stock, par value $0.01 per share ("Common Stock") that may be issued under the Myriad Genetics, Inc. 2017 Employee, Director and Consultant Equity Incentive Plan, as amended (the "Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of Common Stock that become issuable under the Plan as a result of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant's receipt of consideration which would increase the number of outstanding Common Stock. Note 1 c - Amount Registered: Represents the number of additional shares of Common Stock reserved for issuance under the Plan as approved by the Company's stockholders on June 5, 2025. Note 1 d - Proposed Maximum Offering Price Per Unit: Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act on the basis of the average of the high and the low price of Registrant's Common Stock as reported on the Nasdaq Global Select Market on May 30, 2025.